Exhibit 99.1

COLONIAL AMERICAN BANK

LIQUIDATING TRUST AGREEMENT

DATED AS OF _______, 2015

COLONIAL AMERICAN BANK LIQUIDATING TRUST AGREEMENT

This Colonial American Bank Liquidating Trust Agreement (this “Trust Agreement”), dated as of __________, 2015, by and between Colonial American Bank, a New Jersey state chartered commercial bank (“Colonial American”) as settlor, and ________, ________ and _________, as trustees for the Litigation Trust (the “Trustees” and each, a “Trustee”), is executed pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) by and among Colonial American, OceanFirst Financial Corp, a Delaware corporation (“OFFC”), and OceanFirst Bank, a federally-chartered capital stock savings bank (“OFB”), which provides for the establishment of the Litigation Trust created hereby.

WHEREAS, On February 25, 2015, Colonial American entered into the Merger Agreement pursuant to which Colonial American shall merge with and into OFB, with OFB as the surviving entity (the “Merger”).

WHEREAS, pursuant to Section 8.3 of the Merger Agreement, at Closing, Colonial American shall create a liquidating trust (the “Litigation Trust”) for the benefit of the stockholders of Colonial American immediately prior to the effectuation of the transactions contemplated by the Merger Agreement into which Colonial American shall contribute all of its rights, title and interest in the G3K Claims, as hereinafter defined, and neither OFFC nor OFB shall have any rights or obligations with respect to such G3K Claims, either directly or as successor in interest to Colonial American.

WHEREAS, the G3K Claims are to be transferred to the Litigation Trust as of Closing; and

WHEREAS, the Trustees shall, upon any recovery pursuant to the G3K Claims, after the payment of all expenses of the Litigation Trust, make certain distributions to the Trust Beneficiaries as provided for herein; and

WHEREAS, the Litigation Trust is intended to be treated as a liquidating trust pursuant to Treasury Regulations § 301.7701-4(d) and IRS Revenue Procedure 9445, and as a grantor trust subject to the provisions of Subchapter J, Subpart E of the Tax Code, owned by the Trust Beneficiaries as grantors.

NOW, THEREFORE, in consideration of the premises and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1    General. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Merger Agreement.

1.2    Certain Definitions.

“Beneficial Interest” unless otherwise provided for in this Trust Agreement, shall have the meaning assigned to such term in Section 4.6 of this Trust Agreement.

“Business Day” means any day other than (a) a Saturday, (b) a Sunday, (c) any other day on which banking institutions in the State of New Jersey are required or authorized to close by law or executive order, and (d) the Friday after Thanksgiving.

“Colonial American” has the meaning assigned to such term in the preamble to this Trust Agreement.

“Effective Date” means the first Business Day on which all conditions precedent set forth in the Merger Agreement are satisfied and the transactions contemplated therein are consummated.

“G3K Claims” has the meaning provided to it in the Merger Agreement.

“Indemnified Persons” has the meaning assigned to such term in Section [5.3] of this Trust Agreement.

“IRS” means the Internal Revenue Service.

“Litigation Administrative Costs” means such costs and expenses as the Trustees may reasonable incur on behalf of the Litigation Trust in connection with the prosecution, release, or settlement, as the case may be, the G3K Claims, including, but not limited to, fees of the Litigation Counsel, and the Trustees’ compensation

“Litigation Counsel” means the one or more counsel selected by the Trustees to represent the Trustees or the Litigation Trust with respect to the G3K Claims.

“Litigation Proceeds” has the meaning assigned to such term in Section 4.6 of this Trust Agreement.

“Litigation Trust” means the Litigation Trust established pursuant to this Agreement.

“Litigation Trust Assets” means (a) the G3K Claims, (b) any assets hereafter acquired by the Litigation Trust pursuant to this Trust Agreement (including funds, if any,

contributed to the Litigation Trust and the proceeds of any loans to the Litigation Trust), (c) any investments purchased with Litigation Trust Assets, (d) proceeds of each of the foregoing (including, without limitation, any interest earned thereon), and (e) any other assets contributed to the Litigation Trust permitted pursuant to the Merger Agreement, excluding assets distributed, expended or otherwise disposed of by the Litigation Trust, .

“Merger” has the meaning assigned to such term in the recitals to this Trust Agreement.

“Merger Agreement” has the meaning assigned to such term in the recitals to this Trust Agreement.

“OFB” has the meaning assigned to such term in the preamble to this Trust Agreement.

“OFFC” has the meaning assigned to such term in the preamble to this Trust Agreement.

“Operating Account” means the separate account maintained by the Trustees for the payment of Litigation Administrative Costs, as described in Section 4.6 of this Trust Agreement, and from which distributions to Trust Beneficiaries will be made in accordance with this Trust Agreement.

“Person” means an individual or an entity.

“Register” has the meaning assigned to such term in Section 3.2 of the Trust Agreement.

“Resignation Date” has the meaning assigned to such term in Section 5.1.1(c) of the Trust Agreement.

“Tax Code” means the Internal Revenue Code of 1986, as amended.

“Tax ID Number” has the meaning assigned to such term in Section 3.2 of the Trust Agreement.

“Treasury Regulations” means the regulations promulgated under the Code by the Department of Treasury of the United States.

“Trustees” has the meaning provided to it in the preamble to this Trust Agreement.

“Trust Agreement” has the meaning assigned to such term in the preamble to this Trust Agreement.

“Trust Assets” means all assets of any kind or nature acquired or received by the Litigation Trust, including, without limitation, funds and other assets transferred to the Litigation Trust, the G3K Claims, any proceeds of the G3K Claims, and all interest income earned on such proceeds.

“Trust Beneficiary” means each stockholder of the common stock or Series A Preferred Stock of Colonial American immediately preceding the consummation of the transactions provided in the Merger Agreement, as it may be amended from time to time.

ARTICLE II

CREATION OF THE TRUST

2.1    Creation and Name. Colonial American, the Trust Beneficiaries and the Trustees hereby constitute and create the Litigation Trust, which shall bear the name “Colonial American Litigation Trust.” In connection with the exercise of their power as Trustees hereunder, the Trustees may use this name or such variation thereon as the Trustees see fit.

2.2    Purpose. The Litigation Trust is organized for the sole purposes of: (a) investigating, litigating, prosecuting, settling, adjusting, retaining, and/or enforcing the G3K Claims to the extent provided in this Trust Agreement, (b) defending or settling any counterclaims to the extent provided in this Trust Agreement, and (c) distributing any Litigation Proceeds to the Trust Beneficiaries in accordance with Treasury Regulations §301.7701-4(d) and this Trust Agreement, with no objective to conduct a trade or business except to the extent reasonably necessary to, and consistent with, the G3K Claims purpose of the Litigation Trust.

2.3    Appointment and Acceptance of Litigation Trustee. Philip Nisbet, Anthony Giordano III and Lisa Borghese shall be appointed as the Trustees, to act and serve as trustees of the Litigation Trust upon and subject to the terms and conditions set forth herein. Each Trustee is willing, and does hereby accept the appointment, to act and serve as trustee of the Litigation Trust, and to hold and administer the Trust Assets pursuant to the terms and conditions of this Trust Agreement. Any action of the Trustees shall be approved by a majority of the Trustees.

2.4    Transfer of G3K Claims to the Trust. (a) All right, claims, and interests (including, but not limited to, any attorney client privilege and work product privilege that attached to communications or work product that are relevant to any G3K Claims) of Colonial American in and to G3K Claims are hereby transferred to and vested in the Litigation Trust. From and after the Effective Date, the G3K Claims shall be administered and litigated by the Trustees on behalf of the Trust Beneficiaries. Prior to the creation of the Litigation Trust, Colonial American shall have executed or caused to be executed, and simultaneously with the creation of the Litigation Trust, shall deliver or cause to be delivered to, any and all documents and other instruments as may be necessary or useful to convey the G3K Claims to the Litigation Trust. OFB, as successor to Colonial American (and any successor entity thereto) shall, upon the reasonable request of the Trustees, execute, acknowledge and deliver such further instruments and do such further acts as may be necessary or proper to transfer to the Litigation Trustees any portion of G3K Claims intended to be conveyed hereby and to vest in the Litigation Trustees the powers, instruments or funds in trust hereunder. Each of OFFC and OFB, for itself and as successor to Colonial American, and each for any successor entity, hereby disclaims and waives any and all right to any reversionary interest in any of G3K Claims, and neither shall have responsibility or obligation with regard to the administration or funding of the Litigation Trust. For all federal income tax purposes, the value of all transferred G3K Claims shall be zero.

2.5    Funding the Litigation Trust. On the Effective Date, Colonial American shall transfer to the account of the Litigation Trustee such funds as Colonial American shall deem appropriate, subject to the terms of the Merger Agreement, for establishment of a reserve to pay the fees, expenses and costs of the Litigation Trust and the Trustees.

2.6    Operating Accounts. The Litigation Trust will maintain in the Operating Account all funds received and recoveries in respect of the G3K Claims, subject to expenditures and distributions in accordance with this Trust Agreement.

2.7    Investment of Litigation Trust Funds. All funds received by the Litigation Trust may be temporarily invested by the Trustees in United States treasury bills and notes, institutional money market funds, commercial paper, repurchase agreements, time deposits and certificates of deposit with commercial banks organized under the laws of the United States or any state thereof, with maturities of 12 months or less.

2.8    Exemption from Registration. The parties hereto intend that the rights of the Trust Beneficiaries arising under this Trust Agreement shall not be “securities” under applicable laws, but none of the parties hereto represent or warrant that such rights shall not be securities or shall be entitled to exemption from registration under applicable securities laws.

2.9    Termination of The Litigation Trust. The Litigation Trust’s existence shall commence on the Effective Date and shall terminate upon the earlier to occur of: (a) the date on which (i) all of the G3K Claims have been litigated, settled, transferred, or otherwise disposed of, and (ii) all proceeds of the G3K Claims and any other remaining Trust Assets have been distributed in accordance herewith or (b) five (5) years after the Effective Date or such later date as determined by the Trustees, in their sole discretion.

ARTICLE III

BENEFICIAL INTERESTS IN THE LITIGATION TRUST

3.1    Allocation of Beneficial Interests. Each Trust Beneficiary shall be allocated a beneficial interest in the Litigation Trust (each a “Beneficial Interest”) in accordance with Section 4.6(a) hereto. The Litigation Trust will not issue to any Trust Beneficiary any certificate or certificates to evidence its Beneficial Interest in the Litigation Trust.

3.2    Register; Ownership of Beneficial Interests. The Trustees shall keep a register (the “Register”) in which the Trustees shall record the ownership of Beneficial Interests (including all necessary information, including, without limitation, the addresses, taxpayer identification numbers, employer or individual taxpayer identification numbers (collectively, the

“Tax ID Number”), if any, of each Trust Beneficiary). The Trustees may treat the Person in whose name any Beneficial Interest is entered on the Register as the owner thereof for the purposes of receiving distribution from Trust Assets and for all other purposes.

3.3    Transfer of Beneficial Interests. A Trust Beneficiary may not transfer its Beneficial Interest in the Litigation Trust, except as may be required by operation of law.

ARTICLE IV

RIGHTS, POWERS AND DUTIES OF TRUSTEES

4.1    Declaration Acknowledged in Beneficial Interest. The Trustees hereby acknowledge that, on and after the Effective Date, the Trust Beneficiaries will have Beneficial Interests in all the Trust Assets.

4.2    Powers, Duties and Liability of the Trustees. The Trustees:

(a)    Shall, at all times act solely for the benefit of the Trust Beneficiaries.

(b)    Shall exercise commercially reasonable efforts to dispose of the Trust Assets, to make timely distributions and not unduly prolong the duration of the Litigation Trust.

(c)    Subject to the provisions of this Trust Agreement, shall hold, pursue, prosecute, release, or settle, as the case may be, the G3K Claims (including any counterclaims to the extent such counterclaims are setoff against the proceeds of any such G3K Claims), and shall have no liability for the outcome of its decisions.

(d)    Will not be liable, in damages or otherwise, to the Litigation Trust or to any Trust Beneficiary for anything he or she may do or refrain from doing, except for actions or omissions arising out of his or her gross negligence, willful misconduct, breach of his or her fiduciary duty or knowing violation of law in connection with the performance of his or her duties hereunder.

(e)    May rely, and will be fully protected personally in acting upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order or other instrument or document that he or she has no reason to believe to be other than genuine and to have been signed or presented other than by the proper party or parties or, in the case of facsimile transmissions, to have been sent other than by the proper party or parties, in each case without obligation to satisfy himself or herself that the same was given in good faith and without responsibility for errors in delivery, transmission or receipt. In the absence of gross negligence, willful misconduct, breach of his or her fiduciary duty or knowing violation of law, each of the Trustees may rely as to the truth of statements and the correctness of the facts and opinions expressed therein and upon his or her reasonable interpretation of the provisions and terms of this Trust Agreement and will be fully protected personally in acting thereon. The Trustees may consult with legal counsel, accountants, appraisers and other professionals retained by them, or by the Litigation Trust, and will be fully protected in respect of any action taken or suffered by the Trustees in accordance with the written opinion of legal counsel.

4.3    Prosecution of G3K Claims. The Trustees will be empowered to prosecute, investigate, litigate, adjust, retain and enforce the G3K Claims (including any counterclaims to the extent such counterclaims are setoff against the proceeds of any such G3K Claims). The Trustees will be empowered to take all actions and execute all instruments in connection with the foregoing.

4.4    Authority to Settle Causes of Action. The Trustees shall be empowered and authorized to settle and dispose of any claims or rights related to the G3K Claims (including any counterclaims to the extent such counterclaims are setoff against the proceeds of the G3K Claims).

4.5    Application of Proceeds and Expenses. Subject to Section 4.6(a) herein, upon receipt of the proceeds of the G3K Claims, the Trustees shall reasonably determine whether to distribute the proceeds to the Trust Beneficiaries or to hold the proceeds. If it is determined to distribute proceeds to the Trust Beneficiaries, or if there are no more proceeds that can be realized by the Litigation Trust, then the Trustees shall apply such proceeds, net of amounts paid or deductions made by reason of setoff to defendants or by reason of reduction in judgment or reimbursement obligations of the Trustees, as follows:

(i)    First, to the payment of any associated taxes and unpaid administrative expenses of the Litigation Trust and the Trustees;

(ii)    Second, pro-rata to the payment of the reasonable unpaid fees and expenses incurred in employing professionals for the Litigation Trust or the Trustees, and the compensation and expenses of the Trustees;

(iii)    Third, the balance for distribution to the Trust Beneficiaries in accordance with Section 4.6 hereof.

4.6    Distribution of Litigation Proceeds.

(a)    The Trustees shall distribute any proceeds of the G3K Claims, net of amounts paid or reductions made by reason of setoff and after payment or reserve in full of the Litigation Administrative Costs of the Litigation Trust (such net proceeds, the “Litigation Proceeds”), at such times as the Trustees deem appropriate, but not less often than annually, and only pursuant to this Trust Agreement and after paying all outstanding Litigation Administrative Costs and reserving for any additional reasonable Litigation Administrative Costs that may be incurred thereafter. The Litigation Proceeds shall be distributed among the Trust Beneficiaries in accordance with their Beneficial Interests. The “Beneficial Interests” of each Trust Beneficiary shall be as to each Trust Beneficiary a fraction whereby the numerator shall be the number of shares of common stock and Series A Preferred Stock of Colonial American held by such Trust Beneficiary immediately prior to the Closing, and the denominator shall be the aggregate of the issued and outstanding shares of common stock and Series A Preferred Stock of Colonial American, on a combined basis, immediately prior to the Closing.

4.7    Retention of Litigation Counsel and Other Professionals. (a) The Trustees may retain such independent experts and advisors (including, but not limited to, the Litigation Counsel, tax advisors, consultants, or other professionals) as the Trustees deem necessary to aid in the performance of the duties and responsibilities of the Trustees hereunder and to perform such other functions as may be appropriate in furtherance of the intent and purpose of this Trust Agreement.

(b)    The Trustees may commit the Litigation Trust to provide such professional persons or entities (including the Litigation Counsel) reasonable compensation and reimbursement from the Litigation Trust Assets for services rendered and expenses incurred. The Trustees will make all reasonable and customary arrangements for payment or reimbursement of such compensation and expenses and will pay the same from the Operating Account as Litigation Administrative Costs.

(c)    The Trustees may remove or change Litigation Counsel. In the event of such removal (or in the event of the resignation of a Litigation Counsel), the Trustees will have the right to appoint a successor Litigation Counsel.

(d)    Each and every successor Litigation Counsel appointed hereunder will execute, acknowledge and deliver to the Trustees and to the resigning or removed Litigation Counsel an instrument accepting such appointment, and thereupon be the successor Litigation Counsel, without any further act, deed or conveyance. A Litigation Counsel will continue to serve as Litigation Counsel after its removal or resignation until the time when appointment of a successor Litigation Counsel will become effective in accordance with this Section 4.7.

(e)    The resignation or removal of a Litigation Counsel will not operate to revoke any existing agency created under the terms of this Trust Agreement or invalidate any action theretofore taken by such Litigation Counsel. In the event of the resignation or removal of a Litigation Counsel, such Litigation Counsel will promptly (i) execute and deliver such documents, instruments and other writings as may be requested by the Trustees or reasonably requested by the successor Litigation Counsel to effect the termination of such Litigation Counsel’s capacity under this Trust Agreement, (ii) deliver to the Trustees or the successor Litigation Counsel all documents, instruments, records and other writings related to the G3K Claims (including any counterclaims to the extent such counterclaims are set off against the proceeds of any such G3K Claims) as may be in the possession of such Litigation Counsel (provided that such Litigation Counsel may retain one copy of such documents for archival purposes) and (iii) otherwise assist and cooperate in effecting the assumption of its obligations and functions by such successor Litigation Counsel.

4.8    Management of Litigation Trust Assets. (a) Except as otherwise provided in this Trust Agreement, the Trustees may control and exercise authority over the Litigation Trust Assets, over the acquisition, management and disposition thereof and over the management and conduct of the Litigation Trust to the extent necessary to enable the Trustees to fulfill the intents and purposes of this Trust Agreement. No person dealing with the Litigation Trust will be obligated to inquire into the authority of the Trustees in connection with the acquisition, management or disposition of the Litigation Trust Assets.

(b)    In connection with the management and use of the Litigation Trust Assets, the Trustees, except as otherwise expressly limited in this Trust Agreement, will have, in addition to any powers conferred upon the Trustees by any other provision of this Trust Agreement, the power to take any and all actions as, in the Trustees’ discretion, are necessary or advisable to effectuate the primary purposes of the Litigation Trust, including, without limitation, the power and authority (i) to distribute the Litigation Trust Assets to Trust Beneficiaries in accordance with the terms of this Trust Agreement, (ii) to pay all Litigation Administrative Costs of the Litigation Trust, (iii) to sell, convey, transfer, assign, or liquidate the Litigation Trust Assets, or any part thereof or any interest therein, upon such terms and for such consideration as may be commercially reasonable, (iv) to endorse the payment of notes or other obligations of any Person or to make contracts with respect thereto, and (v) to borrow such sums of money (in addition to the loans contemplated by this Trust Agreement), at any time and from time to time, for such periods of time, upon such terms and conditions, from such Persons, for such purposes as may be commercially reasonable. The Trustees will not at any time, on behalf of the Litigation Trust or the Trust Beneficiaries, enter into or engage in any trade or business, and no part of the Litigation Trust Assets will be used or disposed of by the Trustees in furtherance of any trade or business.

(c)    All decisions and actions taken by the Trustees under the authority of this Trust Agreement will be binding upon all of the Trust Beneficiaries and the Litigation Trust.

4.9    Additional Powers of the Trustees. Subject to the other provisions of this Article 4, in addition to any and all of the powers enumerated above and except as otherwise provided in this Trust Agreement, the Trustees shall be empowered to: (a) take all steps and execute all instruments and documents necessary to effectuate the Litigation Trust, (b) waive or enforce, to the fullest extent permitted by law, any existing client privilege of Colonial American relating to the disclosure of information or the giving of evidence and (c) exercise such other powers as may be vested in the Trustees pursuant to this Trust Agreement, or as deemed by the Trustees to be necessary and proper to carry out the obligations of the Litigation Trust.

4.10    Reports. The Trustees will produce and furnish to the Trust Beneficiaries at such periodic intervals as the Trustees in their sole discretion will determine, but not less frequently than annually, a list of the settlement and distributions made during the period covered by such report. Such reports will be prepared by the Trustees in accordance with such accounting principles as may be applicable to the Litigation Trust, as the Trustees will from time to time determine in their sole discretion.

4.11    Limitations on Power and Authority of the Trustees. Notwithstanding anything in this Trust Agreement to the contrary, without the consent of all of the Trust Beneficiaries, the Trustees will not have the authority to do any of the following:

(a)    Take any action in contravention of this Trust Agreement;

(b)    Take any action which would make it impossible to carry on the activities of the Litigation Trust; or

(c)    Possess property of the Litigation Trust or assign the Litigation Trust’s rights in specific property for other than Litigation Trust purposes.

4.12    Tax Information. The Trustees shall timely furnish to the Trust Beneficiaries and other recipients of distributions from the Litigation Trust such information and returns with respect to any federal or state tax as shall be required by law.

4.13    Additional Reports and Filings. The Trustees shall timely prepare, file and distribute such additional statements, reports and submissions as may be necessary to cause the Litigation Trust and the Trustees to be in compliance with applicable law.

ARTICLE V

THE TRUSTEES

5.1    The Trustees.

5.1.1    Trustee’s Compensation and Reimbursement. The Litigation Trustees shall receive compensation from the Litigation Trust as follows:

(a)    Payments. The Trustees shall receive such reasonable and customary compensation in the following manner _____________________________ .

(b)    Expenses. In addition, the Litigation Trust will reimburse the Trustees (out of the proceeds of the Litigation Trust Assets) for all reasonable, out-of-pocket expenses incurred by the Trustees in connection with the performance of their duties hereunder.

(c)    Allocation of Fees and Expenses upon Resignation or Termination. In the event that a Trustee resigns or is terminated in accordance with the terms hereof, payments shall be payable to such Trustee for the period through the date on which such resignation becomes effective (the “Resignation Date”).

5.1.2    Resignation; Removal of a Trustee. (a) A Trustee may resign as trustee by executing an instrument in writing and delivering such resignation to the remaining Trustees. A Trustee will give notice of his or her resignation promptly to all of the Trust Beneficiaries; provided, however, that the resigning Trustee will continue to serve as a Trustee until such time that a successor Trustee has been appointed in accordance with Section 5.1.4 of this Trust Agreement.

(b)    Any Trust Beneficiary can seek to have one or more of the Trustees removed for cause. To the extent there is any dispute regarding the removal of a Trustee

(including any dispute relating to any compensation or expense reimbursement due under Section 5.1.2 of this Agreement), the remaining Trustees shall have jurisdiction to consider and adjudicate any such dispute and may remove a Trustee for cause. Notwithstanding the foregoing, a Trustee will continue to serve as a trustee after his or her removal until the time when the appointment of a successor Trustee will become effective in accordance with Section 5.1.4 of this Trust Agreement.

5.1.3    Appointment of Successor Trustee. In the event of the death, resignation, incompetency or removal of a Trustee, the remaining Trustees, will have the right to appoint a successor Trustee. If there are no remaining Trustees to appoint a successor Trustee, then the Litigation Counsel for the Liquidating Trust will appoint the successor Trustee and, if there is no Litigation Counsel, each and every Trust Beneficiary shall be empowered to petition the Superior Court of New Jersey sitting in Monmouth County to appoint a successor Trustee. Such appointment will specify the date on which such appointment will be effective. Every successor Trustee appointed hereunder will execute, acknowledge and deliver to serving Trustees an instrument accepting such appointment and a written agreement to be bound by the terms of this Trust Agreement, and thereupon such successor Trustee, without any further act, deed or conveyance, will become vested with all the rights, powers and duties of the departing Trustee.

5.1.4    Effect of Resignation or Removal. The death, resignation, incompetency or removal of a Trustee shall not operate to terminate the Litigation Trust created by this Trust Agreement or to revoke any existing agency created pursuant to the terms of this Trust Agreement or invalidate any action theretofore taken by the current or any prior Trustees. In the event of the resignation or removal of a Trustee, such Trustee will promptly (a) execute and deliver such documents, instruments and other writings as may be reasonably requested by the remaining Trustees to effect the termination of such Trustee’s capacity under this Agreement, (b) deliver to the successor Trustee and remaining Trustees all documents, instruments, records and other writings related to the Litigation Trust as may be in the possession of such Trustee (provided that such Trustee may retain one copy of such documents for archival purposes) and (c) otherwise assist and cooperate in effecting the assumption of its obligations and functions by the successor Trustee.

5.1.5    Confidentiality. Except as required by law, each Trustee hereby agrees that, during the period that he are she serves as a Trustee under this Trust Agreement and for a period of five (5) years following the termination of this Trust Agreement, he or she will hold strictly confidential and not use for personal gain any material, non-public information of or pertaining to any Person to which any of the Litigation Trust Assets relates or of which he or she has become aware in his or her capacity as a Trustee.

5.2    Exculpation. Each Trustee serving hereunder is hereby exculpated by all Persons, from any assertions of liability arising out of his or her discharge of the powers and duties conferred upon him or her in accordance with this Trust Agreement, except solely for actions or omissions arising out of his or her gross negligence, willful misconduct, breach of his or her fiduciary duties or knowing violation of law.

5.3    Indemnification. (a) To the fullest extent permitted by law, the Litigation Trust, to the extent of its assets legally available for that purpose, will indemnify and hold harmless each Trustee and the Trust Beneficiaries and each of their respective directors, members, shareholders, partners, officers, agents or employees (collectively, the “Indemnified Persons”) from and against any and all loss, cost, damage, expense (including, without limitation, fees and expenses of attorneys and other advisors and any court costs incurred by any Indemnified Person) or liability by reason of anything any Indemnified Person did, does or refrains from doing for the business or affairs of the Litigation Trust, except to the extent that it is finally judicially determined by a court of competent jurisdiction that the loss, cost, damage, expense or liability resulted primarily from the Indemnified Person’s gross negligence, willful misconduct, breach of fiduciary duty or knowing violation of law. To the extent reasonable, the Litigation Trust will pay in advance or reimburse reasonable expenses (including advancing reasonable costs of defense) incurred by the Indemnified Person who is or is threatened to be named or made a defendant or a respondent in a proceeding concerning the business and affairs of the Litigation Trust.

(b)    The Litigation Trust, with the approval of all the Trust Beneficiaries, may also indemnify any of the Indemnified Persons for any loss, cost, damage, expense or liability for which the Indemnified Persons would not otherwise be entitled to mandatory indemnification under Section 5.3 of this Trust Agreement.

(c)    Any Indemnified Person may waive the benefits of indemnification under Section 5.3 of this Trust Agreement, but only by an instrument in writing executed by such Indemnified Person.

(d)    The rights to indemnification under Section 5.3 of this Trust Agreement are not exclusive of other rights that any Indemnified Person may otherwise have at law or in equity, including, without limitation, common law rights to indemnification or contribution. Nothing in this Section 5.3 will affect the rights or obligations of any Person (or the limitations on those rights or obligations) under any other agreement or instrument to which that Person is a party.

5.4    No Further Liability. No Trustee shall be liable for any action taken or omitted in good faith and reasonably believed by such Trustee to be authorized within the discretion or rights or powers conferred upon it in accordance with this Trust Agreement. In performing his or her duties under this Agreement, no Trustee shall have liability for any action taken by such Trustee in good faith in accordance with the advice of counsel, accountants, appraisers and other professionals retained by such Trustee, or the Litigation Trust. None of the provisions of this Trust Agreement shall require any Trustee to expend or risk his or her own funds or otherwise incur personal financial liability in the performance of any of his or her duties hereunder or in the exercise of any of his or her rights and powers. Any Trustee may rely without inquiry upon writings delivered to such Trustee that such Trustee reasonably believes in good faith to be genuine and to have been given by a proper Person. Notwithstanding the foregoing, nothing in this Section 5.4 shall relieve any Trustee from any liability for any actions or omissions arising out of his or her gross negligence, willful misconduct, breach of fiduciary duty or knowing violation of law.

5.5    Insurance. To the extent commercially reasonable, the Trustees will cause the Litigation Trust to purchase and maintain insurance, to the extent and in such amounts on behalf of Persons (which, to the extent obtained, shall include the Trustees) to be covered and such other Persons as the Trustees determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Litigation Trust or such indemnitees, regardless of whether the Litigation Trust would have the power to indemnify such Person against such liability under the provisions of this Trust Agreement. The Trustees may enter into indemnity contracts on behalf of the Litigation Trust with Persons to be covered and adopt written procedures pursuant to which arrangements may be made for the advancement of expenses and the funding of obligations and containing such other procedures regarding indemnification as may be appropriate.

5.6    Litigation Trust Liabilities. All liabilities of the Litigation Trust, including, without limitation, indemnity obligations under Section 5.3 of this Trust Agreement, will be liabilities of the Litigation Trust as an entity, and will be paid or satisfied from Litigation Trust Assets. No liability of the Litigation Trust will be payable in whole or in part by any Trust Beneficiary in its capacity as a Trust Beneficiary, by the Trustees in their capacity as Trustees, or by any member, partner, shareholder, director, officer, employees, agent, affiliate or advisor of any Trust Beneficiary.

5.7    Power of Attorney. (a) Each of the Trust Beneficiaries appoints the Trustees as its attorney-in-fact, with full power of substitution and, re-substitution, for the sole purpose of executing and delivering in the Trust Beneficiary’s name any or all of the following:

(i)    This Trust Agreement;

(ii)    All certificates and other instruments that may be appropriate to effect the dissolution and termination of the Trust Agreement as provided for herein; and

(iii)    All reports, forms and schedules that the Trustees determine appropriate to file with any governmental body in connection with any Litigation Trust activity.

(b)    The power of attorney granted under this Section 5.7 is coupled with an interest and is irrevocable and will survive the death, dissolution, legal incompetency, bankruptcy and withdrawal from the Litigation Trust of any Trust Beneficiary.

ARTICLE VI

TAX MATTERS

6.1    Income Tax Status. For all purposes of the Tax Code, Colonial American shall be deemed to have transferred the G3K Claims to the Trust Beneficiaries and thereupon the Trust Beneficiaries shall be deemed to have transferred the G3K Claims to the Litigation Trust. For all federal income tax purposes, consistent valuations shall be used by the Litigation Trust and the Trust Beneficiaries for the G3K Claims. The Litigation Trust is intended to be treated as a litigation trust pursuant to Treasury Regulations § 301.770l-4(d), and as a grantor trust subject to the provisions of Subchapter J, Subpart E of the Tax Code, owned by the Trust Beneficiaries as grantors. The Litigation Trust is intended to satisfy the requirements of IRS Revenue Procedure 94-45 and its provisions shall be interpreted accordingly. Any items of income, gain, deduction, credit, or loss of the Litigation Trust shall be allocated for federal, state and local income tax purposes among the Trust Beneficiaries in accordance with their Beneficial Interests as defined in Section 4.6 herein.

6.2    Tax Returns and Reports. In accordance with Treasury Regulations § 1.67l-4(a), the Trustees shall cause to be prepared and filed, at the cost and expense of the Litigation Trust, an annual information tax return (Form 1041) with the Internal Revenue Service, with a schedule attached showing the item of income, deduction, and credit attributable to the Litigation Trust and detailing the allocation of such items of income, deduction, and credit among the Trust Beneficiaries as required pursuant to the Form 1041 instructions for grantor trusts. Copies of such Form 1041 and attached schedules will be delivered promptly to each Trust Beneficiary. In addition, the Trustees shall cause to be prepared and filed in a timely manner, such other state or local tax returns as are required by applicable law by virtue of the existence and operation of the Litigation Trust and shall pay any taxes shown as due thereon. Within sixty (60) days after the end of each calendar year, the Trustees shall cause to be prepared and mailed to a Trust Beneficiary such other information as may be requested by such Trust Beneficiary in writing to enable such Trust Beneficiary to complete and file his, her or its federal, state and local income and other tax returns.

6.3    Withholding. The Trustees may withhold from the amount distributable from the Litigation Trust at any time such sum or sums as may be sufficient to pay any tax or taxes or other charge or charges which have been or may be imposed on a distributee or upon the Litigation Trust with respect to the amount distributable or to be distributed under the income tax laws of the United States or of any state or political subdivision or entity.

6.4    Tax Identification Number. The Trustees may require any Trust Beneficiary or other distributee to furnish to the Litigation Trustee its Tax ID Number as assigned by the Internal Revenue Service and the Litigation Trustee may condition any distribution to any Trust Beneficiary or other distributee upon receipt of such identification number. If any such Trust Beneficiary or other distributee fails to supply a Tax ID Number to the Litigation Trustee within ninety (90) days of the initial request by the Trustees, the Trustees shall have the authority to have the claims of such Trust Beneficiary or other distributee disallowed and expunged.

6.5    Tax Year. The taxable year of the Litigation Trust shall, unless otherwise required by the Tax Code, be the calendar year.

ARTICLE VII

ARTICLE VIII MISCELLANEOUS

7.1    Actions of Trust Beneficiaries. Except as otherwise expressly provided for in this Trust Agreement, the Trust Beneficiaries may not act for or bind the Litigation Trust or the Trustees or participate in the general management, conduct or control of the Litigation Trust’s business or affairs. Nothing contained in this Section 7.1 will prohibit any member, officer, director, employee, agent or other representative of any Trust Beneficiary from serving in any position with respect to the Litigation Trust.

7.2    Fiscal Year. The fiscal year of the Litigation Trust will begin on the first day of January and end on the last day of December of each year, unless otherwise agreed to by the Trust Beneficiaries.

7.3    Checks, Drafts Etc. All checks, drafts or other orders for the payment of money, and all notes or other evidences of indebtedness issued in the name of the Litigation Trust will be signed by one or more of the Trustees or any other Person selected by the Trustees.

7.4    Books and Records. The Trustees will maintain books and records relating to the assets and income of the Litigation Trust and the payment of expenses of, and liabilities or claims against or assumed by, the Litigation Trust in such detail and for such period of time as may be necessary to enable the Trustees to make full and proper accounting in respect thereof to comply with applicable provisions of law, and otherwise maintain the books and records in a manner as to facilitate compliance with tax reporting requirements of a litigation trust. Nothing in this Trust Agreement is intended to require the Trustees to file any accounting or seek approval of any court with respect to the administration of the Litigation Trust, or as a condition for managing any payment or distribution out of the Litigation Trust Assets. The Trustees will keep or cause to be kept accurate and complete minutes and records of the Trust Beneficiaries and books and records of account of the Litigation Trust, which will be kept at the principal place of business of the Litigation Trust or at such other places, within or without the State of New Jersey, as the Trustees will from time to time determine in their sole discretion.

7.5    Right of Inspection. The Trust Beneficiaries will have the right to examine, at any reasonable time or times for any purpose, the books and records of account of the Litigation Trust, and to make copies thereof. Upon the written request of a Trust Beneficiary, the Litigation Trust will cause to be mailed to such Trust Beneficiary (at the sole expense of the Trust Beneficiary making such request) most recent financial statements of the Litigation Trust, showing in reasonable detail its assets and liabilities and the results of its operations. Such inspection may be made by any agent or duly appointed attorney of the Trust Beneficiary entitled to such information.

7.6    Financial Records. All books and records of account of the Litigation Trust will be maintained and reported based upon United States generally accepted accounting principles.

7.7    Notices. All notices, requests or other communications required or permitted to be made in accordance with this Trust Agreement will be in writing and will be delivered personally or by first class mail, telecopier or overnight courier:

(i)    if to the Litigation Trust or the Trustees:

__________________

__________________

Attn: __________________

Phone: (            ) ____-_____

Fax: (            ) ____-_____

(ii)    if to a Trust Beneficiary, then to such Person at his, her or its address set forth in the register of the Litigation Trust.

(b)    All such notices will be deemed to have been duly delivered: at the time delivered by hand, if personally delivered; five (5) Business Days after being deposited in the mail (postage prepaid), if mailed; when receipt is confirmed, if telecopied; and on the day delivered, if sent by a reputable courier service guaranteeing overnight delivery.

(c)    Any Trust Beneficiary may change the address at which it is to receive notices under this Trust Agreement by furnishing written notice in accordance with the provisions of this Section 7.7 to the Trustees.

(d)    Whenever any notice is required to be given by law or this Trust Agreement, a waiver thereof in writing, signed by the Person entitled to such notice, whether before or after the time of the event for which notice is to be given, will be deemed equivalent to such notice. Attendance or a Trust Beneficiary at a meeting will constitute a waiver of notice of such meeting, except when such Trust Beneficiary attends such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any Litigation Trust business because the meeting has not been properly called or convened and does not further participate in the business of the meeting.

7.8    Extension Not a Waiver. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to any party hereto will impair or affect the right of such party thereafter to exercise the same. Any extension of time or other indulgence granted to any party hereunder will not otherwise alter or affect any power, remedy or right of any other party hereto, or the obligations of the party to whom such extension or indulgence is granted.

7.9    Entire Agreement: Amendments. This Trust Agreement (including the exhibits and appendixes hereto), sets forth the entire agreement between the parties relating to the subject matter hereof and all prior agreements relative thereto that are not contained herein or therein are terminated. Except as otherwise provided herein, amendments, variations, modifications or changes herein may be made effective and binding upon the parties hereto by, and only by a written agreement duly executed by each of the Trust Beneficiaries and any alleged amendment, variation, modification or change herein which is not so documented will not be effective as to any party hereto.

7.10    Publicity. No Trust Beneficiary will issue any press release or otherwise publicize or disclose the terms of this Trust Agreement except as such disclosure may be made in the course of normal reporting practices by a Trust Beneficiary to its members, shareholders, partners, directors or officers or as otherwise required by law.

7.11    Governing Law. THIS TRUST AGREEMENT WILL BE GOVERNED BY, CONSTRUED UNDER AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW JERSEY WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

7.12    Venue. Any action or other legal proceeding brought under this Trust Agreement will be subject to the jurisdiction of the State of New Jersey and the Superior Court of New Jersey sitting in Monmouth County or the courts of the United States located in the District of New Jersey, sitting in Newark, New Jersey. Each of the Trust Beneficiaries consents to the jurisdiction of New Jersey for actions or legal proceedings brought by any other Trust Beneficiary or the Litigation Trust and waives any objection which it may have to the laying of the venue of such suit, action or proceeding in any of such courts.

7.13    Relationship Created. The only relationship created by the Litigation Trust is the trustee-beneficiary relationship between the Trustees and the Trust Beneficiaries. No other relationship or liability is created. Nothing contained herein shall be construed so as to constitute the Trustees and the Trust Beneficiaries or its successors in interest as creating any association, partnership, or joint venture of any kind.

7.14    Interpretation. The enumeration and headings contained in this Litigation Trust are for convenience of reference only and are not intended to have any substantive significance in interpreting the same.

7.15    Partial Invalidity. If any term or provision of this Trust Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Trust Agreement, such term or provision shall be fully severable and this Trust Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Trust Agreement; and the remaining terms and provisions of this Trust Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Trust Agreement and this Trust Agreement shall be construed so as to limit any term or provision so as to make it legal, valid and enforceable provision.

7.16    Counterparts. This Trust Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original document, but all of which counterparts shall together constitute one and the same instrument.

7.17    Successors. This Trust Agreement will bind and inure to the benefit of the parties hereto and their respective successors.

7.18    No Suits By Trust Beneficiaries. No Trust Beneficiary will have any right by virtue of any provision of this Trust Agreement to institute any action or proceeding in law or in equity against any party (including the Trustees) other than the Litigation Trust upon or under or with respect to the Litigation Trust Assets.

7.19    Involvement of the Litigation Trust in Certain Proceedings. If any Trust Beneficiary becomes involved in legal proceedings unrelated to the business of the Litigation Trust in which the Litigation Trust is called upon to provide information, such Trust Beneficiary will indemnify and hold harmless the Litigation Trust and the Trustees against all costs and expenses, including, without limitation, fees and expenses of attorneys and other advisors, incurred by the Litigation Trust or the Trustees in preparing or producing the required information or in resisting any request for production or obtaining a protective order limiting the availability of the information actually provided by the Litigation Trust or the Trustees.

7.20    Conflicts. In the event of any conflict or inconsistency between the terms of (a) this Trust Agreement, or (b) the Merger Agreement, the terms of this Trust Agreement shall control; provided, however, that if the terms of the Merger Agreement or this Trust Agreement (i) do not expressly resolve the issue under consideration, or (ii) are ambiguous with regard to such issue, the Trustee or other parties-in-interest, on such notice as may be appropriate, may seek such relief as may be necessary or appropriate.

IN WITNESS WHEREOF, the undersigned have executed this Trust Agreement as of the date and year first above written.

COLONIAL AMERICAN BANK as settlor

:	By:
Name:
Title:

TRUSTEES

By:
Name:

By:
Name:

By:
Name: